Press Release
TechnipFMC Announces First Quarter 2024 Results

•Subsea inbound orders of $2.4 billion; book-to-bill of 1.4
•Announced three iEPCI™ awards, each providing first-of-its-kind technology solutions
•Shareholder distributions of $172 million; expect full-year growth to exceed 70% versus 2023
•Achieved investment grade credit rating from S&P Global Ratings

NEWCASTLE & HOUSTON, April 25, 2024 — TechnipFMC plc (NYSE: FTI) (the “Company” or “TechnipFMC”) today reported first quarter 2024 results.
Summary Financial Results from Continuing Operations
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions, except per share amounts)	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023	Sequential	Year-over-Year
Revenue	$2,042.0	$2,077.7	$1,717.4	(1.7%)	18.9%
Net income	$157.1	$53.0	$0.4	196.4%	n/m
Net income margin	7.7%	2.6%	0.0%	510 bps	770 bps
Diluted earnings per share	$0.35	$0.12	$0.00	191.7%	n/m

Adjusted EBITDA	$252.6	$218.7	$157.5	15.5%	60.4%
Adjusted EBITDA margin	12.4%	10.5%	9.2%	190 bps	320 bps
Adjusted net income	$97.6	$62.7	$1.0	55.7%	n/m
Adjusted diluted earnings per share	$0.22	$0.14	$0.00	57.1%	n/m

Inbound orders	$2,774.4	$1,531.6	$2,858.9	81.1%	(3.0%)
Backlog	$13,492.5	$13,231.0	$10,607.4	2.0%	27.2%
n/m - not meaningful
Total Company revenue in the first quarter was $2,042 million. Net income attributable to TechnipFMC was $157.1 million, or $0.35 per diluted share. These results included after-tax charges and credits totaling $59.5 million of credit, or $0.13 per share, which included the following pre-tax items (Exhibit 6):
•A gain on the disposal of the Measurement Solutions business of $75.2 million; and
•Restructuring, impairment and other charges of $5 million.
Adjusted net income was $97.6 million, or $0.22 per diluted share (Exhibit 6).
Adjusted EBITDA, which excludes pre-tax charges and credits, was $252.6 million; adjusted EBITDA margin was 12.4 percent (Exhibit 8).
Included in total Company results was a foreign exchange loss of $4.5 million, or $4.7 million after-tax. When excluding the after-tax impact of foreign exchange, net income was $161.8 million. Adjusted EBITDA, excluding foreign exchange, was $257.1 million (Exhibit 7).

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Doug Pferdehirt, Chair and CEO of TechnipFMC, stated, “I am very pleased with the strong performance in the quarter, which further highlights our continuing success in delivering on our commitments. Total Company revenue was $2 billion with adjusted EBITDA of $257 million when excluding foreign exchange impacts.”
“We had a solid start to the year with total Company inbound of $2.8 billion, driving sequential growth in backlog to $13.5 billion. Orders were driven by robust Subsea inbound of $2.4 billion, which represented a segment book-to-bill of 1.4. Importantly, a significant portion of Subsea inbound was driven by new technologies that will help unlock opportunities in both new and mature offshore basins.”
Pferdehirt continued, “We had the privilege of announcing a unique set of integrated awards in the period, with three iEPCI™ projects all representing first-of-its-kind solutions for the subsea industry. The Mero 3 HISEP® project was our first iEPCI™ for Petrobras and the first to utilize subsea processing to capture CO2 directly from the well stream for injection back into the reservoir, all on the seafloor. The Shell Sparta project was our first iEPCI™ to employ a 20,000-psi production system in the Paleogene play in the U.S. Gulf of Mexico. And finally, we were selected to deliver the first iEPCI™ encompassing an all-electric subsea system for carbon capture and storage from the Northern Endurance Partnership, a joint venture between bp, Equinor, and TotalEnergies.”
“Each of these projects provides a solution to an industry challenge and exemplifies our differentiated technology portfolio. And it is this unique combination of innovative technologies and integrated execution that is creating new market opportunities for our company.”
Pferdehirt added, “As demonstrated by our financial performance in the quarter, operational execution across the portfolio continues at a high level, driven in part by our heightened focus on project selectivity and the favorable impact it is having on the quality of orders in our backlog. Our strong execution and robust backlog give us confidence that we can capitalize on the strong market and achieve our financial targets.”
Pferdehirt concluded, “We completed the sale of our Measurement Solutions business in March. In keeping with our commitment to shareholder distributions, a significant portion of the proceeds was allocated to repurchasing $150 million of shares in the first quarter. With this acceleration in share repurchases, we now expect total shareholder distributions in 2024 to grow at least 70% when compared to 2023.”

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Operational and Financial Highlights

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023	Sequential	Year-over-Year
Revenue	$1,734.8	$1,720.5	$1,387.6	0.8%	25.0%
Operating profit	$156.6	$145.7	$66.8	7.5%	134.4%
Operating profit margin	9.0%	8.5%	4.8%	50 bps	420 bps
Adjusted EBITDA	$242.4	$225.5	$141.9	7.5%	70.8%
Adjusted EBITDA margin	14.0%	13.1%	10.2%	90 bps	380 bps

Inbound orders	$2,403.8	$1,270.0	$2,536.5	89.3%	(5.2%)
Backlog[1,2,3]	$12,455.5	$12,164.1	$9,395.3	2.4%	32.6%

Estimated Consolidated Backlog Scheduling (In millions)	Mar. 31, 2024
2024 (9 months)	$4,315
2025	$3,876
2026 and beyond	$4,265
Total	$12,456
[1] Backlog as of March 31, 2024 was decreased by a foreign exchange impact of $378 million.
[2] Backlog does not capture all revenue potential for Subsea Services.
[3] Backlog as of March 31, 2024 does not include total Company non-consolidated backlog of $239 million.

Subsea reported first quarter revenue of $1,734.8 million, an increase of 0.8 percent from the fourth quarter. Higher project activity in Brazil and the Gulf of Mexico was largely offset by lower activity in the North Sea and Asia Pacific as well as reduced services revenue due to typical offshore seasonality.
Subsea reported an operating profit of $156.6 million, an increase of 7.5 percent from the fourth quarter. Operating profit increased sequentially due to strong execution and improved earnings mix from backlog. Operating profit margin increased 50 basis points to 9 percent.
Subsea reported adjusted EBITDA of $242.4 million, an increase of 7.5 percent when compared to the fourth quarter. The factors impacting operating profit also drove the sequential increase in adjusted EBITDA. Adjusted EBITDA margin increased 90 basis points to 14 percent.

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Subsea inbound orders were $2.4 billion for the quarter. Book-to-bill was 1.4x. The following awards were announced in the period:
•Petrobras Mero 3 HISEP® iEPCI™ project (Brazil)
Major* integrated Engineering, Procurement, Construction, and Installation (iEPCI™) contract by Petrobras to deliver the Mero 3 HISEP® project, which uses subsea processing to capture carbon dioxide-rich dense gases and then inject them into the reservoir. TechnipFMC, in partnership with Petrobras, has advanced the qualification of some of the core technologies needed to deliver the HISEP® (High Pressure Separation) process entirely subsea, several of which are proprietary and will be used in other subsea applications. These include gas separation systems and dense gas pumps which enable the injection of CO2-rich dense gas.
The Mero 3 project in Brazil’s pre-salt field will be the first to utilize Petrobras’s patented HISEP® process subsea enabling the capture of CO2-rich dense gases directly from the well stream, moving part of the separation process from the topside platform to the sea floor. In addition to reducing greenhouse gas emission intensity, HISEP® technologies increase production capacity by debottlenecking the topside gas processing plant.
The contract covers the design, engineering, manufacture, and installation of subsea equipment, including manifolds, flexible and rigid pipes, umbilicals, power distribution, as well as life of field services. The contract follows a tender process and aligns with research and development guidance established by the Brazilian National Petroleum Agency (ANP).
*A “major” contract is over $1 billion.
•Shell Sparta iEPCI™ project (Gulf of Mexico)
Substantial* contract awarded by Shell for the first integrated Engineering, Procurement, Construction, and Installation (iEPCI™) contract to use high-pressure subsea production systems rated up to 20,000 psi (20K). The Company will manufacture and install subsea production systems, umbilicals, risers, and flowlines for Shell’s Sparta development in the Gulf of Mexico. The tree systems will be Shell’s first to be qualified for 20K application and are engineered to meet the high-pressure requirements of this greenfield development.
*A “substantial” contract is between $250 million and $500 million.
•Northern Endurance Partnership All-Electric iEPCI™ project (United Kingdom)
Selected to deliver the first all-electric integrated project by the Northern Endurance Partnership (NEP), a joint venture between bp, Equinor, and TotalEnergies. The NEP is building CO2 transportation and storage infrastructure for carbon capture projects in the United Kingdom’s East Coast Cluster. TechnipFMC will use its integrated Engineering, Procurement, Construction, and Installation (iEPCI™) execution model to deliver this project. The Company’s all-electric solution will collect and feed the pressurized gas into an aquifer for permanent storage. This contract* covers the supply and installation of an all-electric subsea system, including manifolds, umbilicals, and pipe.
An all-electric system drives simplification of the field design, enabling the reduction of infrastructure and installation time through the removal of hydraulic components and simplified umbilicals. The technology also enables the development of projects over long distances.
The NEP project will leverage TechnipFMC’s strong local presence across the UK. The full contract award is subject to the receipt of regulatory clearances and final investment decision, expected in late 2024.
*The full contract award will not be included in inbound orders until the project receives final investment decision and government approvals.

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Subsequent to the period, the following award was announced and will be included in second quarter 2024 results:
•ExxonMobil Whiptail project (Guyana)
Large* contract awarded by ExxonMobil to supply subsea production systems for the Whiptail project in Guyana’s Stabroek Block. TechnipFMC will provide project management, engineering, and manufacturing to deliver 48 subsea trees and associated tooling, as well as 12 manifolds and associated controls and tie-in equipment. Whiptail is TechnipFMC’s most recent award from ExxonMobil Guyana, where the Company has been awarded subsea production system contracts since the first contract award in 2017 for Liza Phase 1.
*A “large” contract is between $500 million and $1 billion.

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Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023	Sequential	Year-over-Year
Revenue	$307.2	$357.2	$329.8	(14.0%)	(6.9%)
Operating profit	$103.4	$33.2	$22.4	211.4%	361.6%
Operating profit margin	33.7%	9.3%	6.8%	2,440 bps	2,690 bps
Adjusted EBITDA	$41.4	$52.5	$40.3	(21.1%)	2.7%
Adjusted EBITDA margin	13.5%	14.7%	12.2%	(120 bps)	130 bps

Inbound orders	$370.6	$261.6	$322.4	41.7%	15.0%
Backlog	$1,037.0	$1,066.9	$1,212.1	(2.8%)	(14.4%)

Surface Technologies reported first quarter revenue of $307.2 million, a decrease of 14 percent from the fourth quarter. Revenue decreased due to the disposal of the Measurement Solutions business before the end of the quarter, lower activity in North America and portfolio optimization in Latin America.
Surface Technologies reported operating profit of $103.4 million, an increase of 211.4 percent versus the fourth quarter. Operating profit benefited from a $75.2 million gain on the disposal of the Measurement Solutions business, modestly offset by lower revenue due to the timing of the disposal, as well as lower activity in North America. The sequential increase in operating profit also benefited from a net reduction of $4.1 million in restructuring, impairment and other charges.
Surface Technologies reported adjusted EBITDA of $41.4 million. Adjusted EBITDA decreased 21.1 percent when compared to the fourth quarter. Results decreased due to the timing of the disposal of the Measurement Solutions business and lower activity in North America. Adjusted EBITDA margin decreased 120 basis points to 13.5 percent.
Inbound orders for the quarter were $370.6 million, a sequential increase of 41.7 percent. Backlog ended the period at $1,037 million.

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Corporate and Other Items (three months ended March 31, 2024)
Corporate expense was $32.2 million. Excluding charges of $5.2 million, corporate expense was $27 million.
Foreign exchange loss was $4.5 million.
Net interest expense was $12.7 million.
The provision for income taxes was $49.7 million.
Total depreciation and amortization was $99.5 million.
Cash required by operating activities was $126.7 million. Capital expenditures were $52 million. Free cash flow was $(178.7) million (Exhibit 10).
Proceeds from the disposal of the Measurement Solutions business, which was completed on March 11, 2024, were $186.1 million.
During the quarter, the Company repurchased 6.3 million of its ordinary shares for total consideration of $150.1 million. When including the dividend payment of $21.7 million, total shareholder distributions in the quarter were $171.8 million.
The Company ended the period with cash and cash equivalents of $696.8 million; net debt increased $211.4 million to $327 million (Exhibit 9).

On March 7, 2024, S&P Global Ratings upgraded TechnipFMC to investment grade, raising its rating to ‘BBB-’ from ‘BB+’ for both the issuer credit as well as the issue-level ratings on the Company’s senior unsecured notes.

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2024 Full-Year Financial Guidance1
The Company’s full-year guidance for 2024 can be found in the table below. No updates were made to the previous guidance that was issued on February 22, 2024.
Financial results prior to the completion of the sale of the Measurement Solutions business, which was completed on March 11, 2024, are included in full-year guidance for Surface Technologies.

2024 Guidance (As of February 22, 2024)

Subsea	Surface Technologies
Revenue in a range of $7.2 - 7.6 billion	Revenue in a range of $1.2 - 1.35 billion

Adjusted EBITDA margin in a range of 15.5 - 16.5%	Adjusted EBITDA margin in a range of 13 - 15%

TechnipFMC

Corporate expense, net $115 - 125 million
(includes depreciation and amortization of ~$3 million; excludes charges and credits)

Net interest expense $70 - 80 million

Tax provision, as reported $280 - 290 million

Capital expenditures approximately $275 million

Free cash flow[2] $350 - 500 million
(includes payment for legal settlement of ~$170 million)

1 Our guidance measures of adjusted EBITDA margin, free cash flow and adjusted corporate expense, net are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.
2 Free cash flow is calculated as cash flow from operations less capital expenditures.

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Teleconference
The Company will host a teleconference on Thursday, April 25, 2024 to discuss the first quarter 2024 financial results. The call will begin at 1:30 p.m. London time (8:30 a.m. New York time). Webcast access and an accompanying presentation can be found at www.TechnipFMC.com.
An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

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###
About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries; delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 21,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on X (formerly Twitter) @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements usually relate to future events, market growth and recovery, growth of our New Energy business and anticipated revenues, earnings, cash flows, or other aspects of our operations or operating results. Forward-looking statements are often identified by words such as “commit,” “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs, and assumptions concerning future developments and business conditions and their potential effect on us. While management believes these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including unpredictable trends in the demand for and price of oil and natural gas; competition and unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation; our inability to develop, implement and protect new technologies and services and intellectual property related thereto, including new technologies and services for our New Energy business; the cumulative loss of major contracts, customers or alliances and unfavorable credit and commercial terms of certain contracts; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; the refusal of DTC to act as depository and clearing agency for our shares; the impact of our existing and future indebtedness and the restrictions on our operations by terms of the agreements governing our existing indebtedness; the risks caused by our acquisition and divestiture activities; additional costs or risks from increasing scrutiny and expectations regarding ESG matters; uncertainties related to our investments in New Energy business; the risks caused by fixed-price contracts; our failure to timely deliver our backlog; our reliance on subcontractors, suppliers and our joint venture partners; a failure or breach of our IT infrastructure or that of our subcontractors, suppliers or joint venture partners, including as a result of cyber-attacks; risks of pirates and maritime conflicts endangering our maritime employees and assets; any delays and cost overruns of new capital asset construction projects for vessels and manufacturing facilities; potential liabilities inherent in the industries in which we operate or have operated; our failure to comply with existing and future laws and regulations, including those related to

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environmental protection, climate change, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, taxation, privacy, data protection and data security; the additional restrictions on dividend payouts or share repurchases as an English public limited company; uninsured claims and litigation against us; tax laws, treaties and regulations and any unfavorable findings by relevant tax authorities; potential departure of our key managers and employees; adverse seasonal, weather, and other climatic conditions and unfavorable currency exchange rates; risk in connection with our defined benefit pension plan commitments; our inability to obtain sufficient bonding capacity for certain contracts, and other risks as discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our other reports subsequently filed with the Securities and Exchange Commission.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations

Matt Seinsheimer
Senior Vice President, Investor Relations and Corporate Development
Tel: +1 281 260 3665
Email: Matt Seinsheimer

James Davis
Director, Investor Relations
Tel: +1 281 260 3665
Email: James Davis
Media relations David Willis Senior Manager, Public Relations Tel: +44 7841 492988 Email: David Willis

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Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data, unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023

Revenue	$2,042.0	$2,077.7	$1,717.4
Costs and expenses	1,883.0	1,938.8	1,666.4
	159.0	138.9	51.0

Other income (expense), net including income from equity affiliates	(10.9)	(24.7)	12.9
Gain on disposal of Measurement Solutions business	75.2	—	—

Income before net interest expense and income taxes	223.3	114.2	63.9
Net interest expense	(12.7)	(13.0)	(18.7)

Income before income taxes	210.6	101.2	45.2
Provision for income taxes	49.7	54.5	37.4

Net income	160.9	46.7	7.8
(Income) loss attributable to non-controlling interests	(3.8)	6.3	(7.4)

Net income attributable to TechnipFMC plc	$157.1	$53.0	$0.4

Earnings per share attributable to TechnipFMC plc
Basic	$0.36	$0.12	$0.00
Diluted	$0.35	$0.12	$0.00

Weighted average shares outstanding:
Basic	433.6	434.4	442.1
Diluted	446.3	448.6	455.0

Cash dividends declared per share	$0.05	$0.05	$—

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Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Segment revenue
Subsea	$1,734.8	$1,720.5	$1,387.6
Surface Technologies	307.2	357.2	329.8
Total segment revenue	$2,042.0	$2,077.7	$1,717.4

Segment operating profit
Subsea	$156.6	$145.7	$66.8
Surface Technologies	103.4	33.2	22.4
Total segment operating profit	$260.0	$178.9	$89.2

Corporate items
Corporate expense(1)	(32.2)	(38.3)	(27.4)
Net interest expense	(12.7)	(13.0)	(18.7)
Foreign exchange gains (losses)	(4.5)	(26.4)	2.1
Total corporate items	(49.4)	(77.7)	(44.0)

Income before income taxes(2)	$210.6	$101.2	$45.2

(1)    Corporate expense primarily includes corporate staff expenses, share-based compensation expenses, and other employee benefits.
(2)    Includes amounts attributable to non-controlling interests.

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Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended
Inbound Orders(1)	March 31,	December 31,	March 31,
	2024	2023	2023

Subsea	$2,403.8	$1,270.0	$2,536.5
Surface Technologies	370.6	261.6	322.4
Total inbound orders	$2,774.4	$1,531.6	$2,858.9

Order Backlog(2)	March 31, 2024	December 31, 2023	March 31, 2023

Subsea	$12,455.5	$12,164.1	$9,395.3
Surface Technologies	1,037.0	1,066.9	1,212.1
Total order backlog	$13,492.5	$13,231.0	$10,607.4

(1)    Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
(2)    Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

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Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	March 31, 2024	December 31, 2023

Cash and cash equivalents	$696.8	$951.7
Trade receivables, net	1,076.8	1,138.1
Contract assets, net	1,062.7	1,010.1
Inventories, net	1,162.4	1,100.3
Other current assets	771.7	995.2
Total current assets	4,770.4	5,195.4

Property, plant and equipment, net	2,213.3	2,270.9
Intangible assets, net	579.9	601.6
Other assets	1,525.1	1,588.7
Total assets	$9,088.7	$9,656.6

Short-term debt and current portion of long-term debt	$136.6	$153.8
Accounts payable, trade	1,361.0	1,355.8
Contract liabilities	1,331.6	1,485.8
Other current liabilities	1,299.7	1,473.2
Total current liabilities	4,128.9	4,468.6

Long-term debt, less current portion	887.2	913.5
Other liabilities	1,027.4	1,102.4
TechnipFMC plc stockholders’ equity	3,005.9	3,136.7
Non-controlling interests	39.3	35.4
Total liabilities and equity	$9,088.7	$9,656.6

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Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Three Months Ended March 31,
	2024	2023
Cash required by operating activities
Net income	$160.9	$7.8
Adjustments to reconcile income to cash required by operating activities
Depreciation and amortization	99.5	93.0
Gain on disposal of Measurement Solutions business	(75.2)	—
Income from equity affiliates, net of dividends received	(1.4)	(14.2)
Other non-cash items, net	32.5	18.0
Working capital(1)	(391.0)	(484.8)
Other non-current assets and liabilities, net	48.0	(6.0)
Cash required by operating activities	(126.7)	(386.2)

Cash provided (required) by investing activities
Capital expenditures	(52.0)	(57.3)
Proceeds from sale of Measurement Solutions business	186.1	—
Other investing activities	2.2	4.5
Cash provided (required) by investing activities	136.3	(52.8)

Cash required by financing activities
Net decrease in short-term debt	(27.4)	(9.2)
Dividends paid	(21.7)	—
Share repurchases	(150.1)	(50.0)
Payments related to taxes withheld on share-based compensation	(49.7)	(14.6)
Other financing activities	(7.3)	(13.7)
Cash required by financing activities	(256.2)	(87.5)
Effect of changes in foreign exchange rates on cash and cash equivalents	(8.3)	(8.3)
Change in cash and cash equivalents	(254.9)	(534.8)
Cash and cash equivalents, beginning of period	951.7	1,057.1
Cash and cash equivalents, end of period	$696.8	$522.3
(1) Working capital includes receivables, payables, inventories and other current assets and liabilities.

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Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data, unaudited)

In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the first quarter 2024 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year or sequential basis. Net income attributable to TechnipFMC plc, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits (“Adjusted EBITDA”); and Adjusted EBITDA, excluding foreign exchange gains or losses, net; Adjusted EBITDA margin; Adjusted EBITDA margin, excluding foreign exchange, net); Corporate expense, excluding charges and credits; Foreign exchange, net and other, excluding charges and credits; and net debt are non-GAAP financial measures.

Non-GAAP adjustments are presented on a gross basis and the tax impact of the non-GAAP adjustments is separately presented in the applicable reconciliation table. Estimates of the tax effect of each adjustment is calculated item by item, by reviewing the relevant jurisdictional tax rate to the pretax non-GAAP amounts, analyzing the nature of the item and/or the tax jurisdiction in which the item has been recorded, the need of application of a specific tax rate, history of non-GAAP taxable income positions (i.e. net operating loss carryforwards) and concluding on the valuation allowance positions.
Management believes that the exclusion of charges, credits and foreign exchange impacts from these financial measures provides a useful perspective on the Company’s underlying business results and operating trends, and a means to evaluate TechnipFMC’s operations and consolidated results of operations period-over-period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023

Net income attributable to TechnipFMC plc	$157.1	$53.0	$0.4

Charges and (credits):
Restructuring, impairment and other charges	5.0	10.0	0.6
Gain on disposal of Measurement Solutions business	(75.2)	—	—
Tax impact of the charges and (credits) above	10.7	(0.3)	—

Adjusted net income attributable to TechnipFMC plc	$97.6	$62.7	$1.0

Weighted diluted average shares outstanding	446.3	448.6	455.0

Reported earnings per share - diluted	$0.35	$0.12	$0.00
Adjusted earnings per share - diluted	$0.22	$0.14	$0.00

TechnipFMC.com	Page 17 of 23

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023

Net income attributable to TechnipFMC plc	$157.1	$53.0	$0.4

Income (loss) attributable to non-controlling interests	3.8	(6.3)	7.4
Provision for income tax	49.7	54.5	37.4
Net interest expense	12.7	13.0	18.7
Depreciation and amortization	99.5	94.5	93.0
Restructuring, impairment and other charges	5.0	10.0	0.6
Gain on disposal of Measurement Solutions business	(75.2)	—	—

Adjusted EBITDA	$252.6	$218.7	$157.5

Foreign exchange, net	4.5	26.4	(2.1)
Adjusted EBITDA, excluding foreign exchange, net	$257.1	$245.1	$155.4

TechnipFMC.com	Page 18 of 23

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2024
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,734.8	$307.2	$—	$—	$2,042.0

Operating profit (loss), as reported (pre-tax)	$156.6	$103.4	$(32.2)	$(4.5)	$223.3

Charges and (credits):
Restructuring, impairment and other charges	—	(0.2)	5.2	—	5.0
Gain on disposal of Measurement Solutions business	—	(75.2)	—	—	(75.2)
Subtotal	—	(75.4)	5.2	—	(70.2)

Depreciation and amortization	85.8	13.4	0.3	—	99.5

Adjusted EBITDA	$242.4	$41.4	$(26.7)	$(4.5)	$252.6

Foreign exchange, net	—	—	—	4.5	4.5

Adjusted EBITDA, excluding foreign exchange, net	$242.4	$41.4	$(26.7)	$—	$257.1

Operating profit margin, as reported	9.0%	33.7%			10.9%

Adjusted EBITDA margin	14.0%	13.5%			12.4%

Adjusted EBITDA margin, excluding foreign exchange, net	14.0%	13.5%			12.6%

TechnipFMC.com	Page 19 of 23

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	December 31, 2023
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,720.5	$357.2	$—	$—	$2,077.7

Operating profit (loss), as reported (pre-tax)	$145.7	$33.2	$(38.3)	$(26.4)	$114.2

Charges and (credits):
Restructuring, impairment and other charges	1.2	3.9	4.9	—	10.0
Subtotal	1.2	3.9	4.9	—	10.0

Depreciation and amortization	78.6	15.4	0.5	—	94.5

Adjusted EBITDA	$225.5	$52.5	$(32.9)	$(26.4)	$218.7

Foreign exchange, net	—	—	—	26.4	26.4

Adjusted EBITDA, excluding foreign exchange, net	$225.5	$52.5	$(32.9)	$—	$245.1

Operating profit margin, as reported	8.5%	9.3%			5.5%

Adjusted EBITDA margin	13.1%	14.7%			10.5%

Adjusted EBITDA margin, excluding foreign exchange, net	13.1%	14.7%			11.8%

TechnipFMC.com	Page 20 of 23

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2023
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,387.6	$329.8	$—	$—	$1,717.4

Operating profit (loss), as reported (pre-tax)	$66.8	$22.4	$(27.4)	$2.1	$63.9

Charges and (credits):
Restructuring and other charges	(0.1)	0.7	—	—	0.6
Subtotal	(0.1)	0.7	—	—	0.6

Depreciation and amortization	75.2	17.2	0.6	—	93.0

Adjusted EBITDA	$141.9	$40.3	$(26.8)	$2.1	$157.5

Foreign exchange, net	—	—	—	(2.1)	(2.1)

Adjusted EBITDA, excluding foreign exchange, net	$141.9	$40.3	$(26.8)	$—	$155.4

Operating profit margin, as reported	4.8%	6.8%			3.7%

Adjusted EBITDA margin	10.2%	12.2%			9.2%

Adjusted EBITDA margin, excluding foreign exchange, net	10.2%	12.2%			9.0%

TechnipFMC.com	Page 21 of 23

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	March 31, 2024	December 31, 2023	March 31, 2023
Cash and cash equivalents	$696.8	$951.7	$522.3
Short-term debt and current portion of long-term debt	(136.6)	(153.8)	(385.0)
Long-term debt, less current portion	(887.2)	(913.5)	(1,005.7)
Net debt	$(327.0)	$(115.6)	$(868.4)

Net (debt) cash is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 22 of 23

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended March 31,
	2024	2023
Cash required by operating activities	$(126.7)	$(386.2)
Capital expenditures	(52.0)	(57.3)
Free cash flow (deficit)	$(178.7)	$(443.5)

Free cash flow (deficit), is a non-GAAP financial measure and is defined as cash required by operating activities less capital expenditures. Management uses this non-GAAP financial measure to evaluate our financial condition. We believe free cash flow (deficit) is a meaningful financial measure that may assist investors in understanding our financial condition and results of operations.

TechnipFMC.com	Page 23 of 23